Exhibit 6.1

LOAN AGREEMENT

THIS LOAN AGREEMENT made and entered into this 18th day of November, 2022, by and between TRULIANT FEDERAL CREDIT UNION (“Lender”) and 2EM ST ANDREWS RD SC LLC, a California limited liability company (“Borrower”).

W I T N E S S E T H :

In consideration of the mutual covenants and agreements hereinafter set forth, Lender agrees to make and Borrower agrees to accept the Loan in the amount and in accordance with and subject to the terms and conditions hereinafter set forth.

ARTICLE I

TERMS AND DEFINITIONS

In addition to the other terms herein defined, for purposes of this Agreement each of the following terms shall have the meanings set forth with respect thereto in this Article I. All financial terms either defined in this Article I or used elsewhere in this Agreement shall be determined in accordance with GAAP unless otherwise specified.

1.01          Affiliate. As to any Person, each of the Persons that directly or indirectly, through one or more intermediaries, owns or controls, or is controlled by or under common control with, such Person or any individual related to such Person. For the purpose of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

1.02          Appraisal. With respect to the Collateral, the calculation of the fair market value of such item as determined by an MAI appraiser acceptable to Lender.

1.03          Borrower. As defined in the introductory paragraph on this Agreement.

1.04          Business Day. Any day other than a Saturday, Sunday or other day in which financial institutions in Winston-Salem, North Carolina are authorized or required to close.

1.05          CERCLA. The Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. § 9601, et seq., as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

1.06          Collateral. Collectively, the Land, Improvements, Personal Property and Borrower’s interest in the Lease.

1.07          Commitment Letter. Lender’s letter dated October 19, 2022 with respect to the Loan.

1.08          Debt Service Coverage Ratio. A ratio equal to (i) Borrower’s annual Net Operating Income divided by (ii) the annual principal and interest payable on the Indebtedness.

1.09          Default Rate. Eighteen percent (18%) per annum.

1.10          Environmental Indemnity. That certain Environmental Indemnity Agreement between Borrower by Borrower in favor of Lender of even date herewith.

1.11          Environmental Laws. As defined in the Environmental Indemnity.

1.12          Environmental Report. Collectively, that certain Phase I Environmental Site Assessment with respect to the Property prepared by CBRE dated August 31, 2021, with reliance Letter dated October 6, 2022 from Collateral Evaluation Services to Lender permitting Lender to rely on such report.

1.13          Event of Default. As defined in Article VI.

1.14          GAAP. Generally accepted accounting principles in the United States consistently applied.

1.15          Guarantor. Harold Hofer, a resident of the State of California.

1.16          Hazardous Substances. As defined in the Environmental Indemnity.

1.17          Improvements. All buildings, structures, fixtures, and other improvements and appurtenances now or later to be located on the Land.

1.18         Indebtedness. All liabilities, obligations and indebtedness of Borrower of any and every kind and nature, including, without limitation, the Obligations and all obligations to trade creditors, whether heretofore, now or hereafter owing, arising, due or payable from Borrower to any Person and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, and whether matured or unmatured.

1.19          Interest Rate. Five and one-half percent (5.50%).

1.20          Land. The real property described in the Mortgage.

1.21          Lease. That certain Lease Agreement dated as of July 28, 2022, between Borrower, as landlord, and Tenant, as tenant, with respect to the Land and Improvements.

1.22          Loan. The proposed loan from Lender to Borrower described in Section 2.01.

1.23          Loan Documents. Collectively, the Note and the Mortgage, together with this Agreement and all other documents and instruments now or hereafter evidencing, securing or otherwise relating to the Loan (including, but not limited to, any UCC financing statements).

1.24         Material Adverse Change. A material adverse change to (i) the use, operation or value of the Collateral, or Borrower’s title to the Collateral, (ii) the enforceability, validity, perfection or priority of the lien of the Mortgage, (iii) the ability of Borrower and/or Guarantor to pay or perform the obligations under any Loan Document to which such Person is a party, or (iv) the rights and remedies of Lender under the Loan Documents taken as a whole.

1.25          Maturity Date. November 18, 2027.

1.26          Member. Elevate.Money REIT, I, Inc., a Maryland corporation.

1.27         Money Borrowed. Collectively: (i) Indebtedness arising from the lending of money by any Person to Borrower; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to Borrower, (a) which is represented by notes payable or drafts accepted that evidence extensions of credit, (b) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (c) upon which interest charges are customarily paid (other than trade payable) or that was issued or assumed as full or partial payment for property; (iii) reimbursement obligations with respect to letters of credit or guaranties of letters of credit; and (iv) Indebtedness of Borrower under any guaranty that would constitute Indebtedness for Money Borrowed under clauses (i) and (ii) hereof, if owed directly by Borrower.

1.28          Mortgage. The Mortgage (Future Advance), Assignment, Leases Rents and Profits, Security Agreement and Fixture Financing Statement of even date herewith from Borrower in favor of Lender encumbering the Property securing the Loan.

1.29          Net Operating Income. A sum equal to (i) Borrower’s net operating income generated from the Property plus (ii) interest, depreciation and amortization expenses minus (iii) customary expenses not expensed during such period, including any accrued, but unpaid, expenses.

1.30          Note. As defined in Section 2.01.

1.31         Obligations. The Loan and all other loans, advances, Indebtedness, liabilities, obligations, covenants and duties (including post-petition interest on the foregoing, to the extent lawful) owing, arising, due or payable from Borrower to Lender of any kind or nature, present or future, arising under this Agreement or any of the other Loan Documents, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising. The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and any other sums chargeable to Borrower by Lender under this Agreement or any of the other Loan Documents.

1.32          OSHA. The Occupational Safety and Health Act, as amended from time to time, and all rules and regulations promulgated thereunder.

1.33         Permitted Liens. Collectively, (i) liens for taxes, assessments or similar charges, incurred in the ordinary course of business that are not yet due and payable or that are being contested in good faith and with due diligence by appropriate proceedings; (ii) liens in favor of Lender; and (iii) with respect to the Land and Improvements, such matters, if any, listed on Lender’s mortgagee title insurance policy with respect to the Mortgage.

1.34          Person. A corporation, an association, a joint venture, a partnership, a limited liability company, an organization, a business, an individual, a trust or a government or political subdivision thereof or any government agency or any other legal entity.

1.35        Personal Property. All accounts, chattel paper, documents, goods, letters of credit, letters of credit rights, inventory, commercial tort claims, furniture, fixtures, equipment, records and general intangibles and all proceeds thereof. For purposes of this Agreement, the terms "accounts", "chattel paper", "documents", "commercial tort claims", "goods", "letters of credit", "letters of credit rights", "inventory", "fixtures", "equipment", “records”, "general intangibles" and "proceeds" shall have the meanings assigned in the North Carolina Uniform Commercial Code.

1.36          Property. Collectively, the Land and Improvements.

1.37          RCRA. The Resource Conservation and Recovery Act, 42 U.S.C.A. § 6901, et seq., as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

1.38         Requirement. Any law, ordinance, order, rule, regulation or other requirement issued by the United States, the State of South Carolina, and/or any political subdivision thereof and/or any agency, department, commission, board, bureau or instrumentality of any of them relating in any way to Borrower, the Collateral or the transactions contemplated by this Agreement, including, without limitation, all federal and state securities laws, business opportunity and franchise regulation and antitrust laws, ERISA and OSHA, the Americans with Disabilities Act and all Environmental Laws.

1.39          SNDA. That certain Subordination, Non-Disturbance and Attornment Agreement of even date among Lender, Borrower and Tenant.

1.40         Taxes. Any and all net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, green mail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority.

1.41          Tenant. POPS Mart Fuels, LLC, a North Carolina limited liability company.

1.42          Title Company. First American Title Insurance Company.

ARTICLE II

THE LOAN

2.01          Loan. The term indebtedness evidenced by Borrower’s Promissory Note dated November 18, 2022 (the “Note”) payable to the order of Lender, in the amount of One Million Two Hundred Forty Thousand and 00/100 Dollars ($1,240,000.00).

2.02          Interest. Interest shall accrue on the outstanding principal balance of the Loan at the Interest Rate, provided, after an Event of Default, interest shall accrue at the Default Rate.

2.03          Repayment of the Loan. Interest and principal on the Loan shall be payable as follows:

(a)         Fifty-nine (59) consecutive monthly payments of principal and interest, each in the amount of $7558.99, due on the 18th of each month, commencing on December 18, 2022; and

(b)         One (1) final payment of all accrued, but unpaid, interest, all outstanding principal and all other amounts due and payable to Lender on the Maturity Date.

Notwithstanding the foregoing, Borrower shall pay all principal and interest outstanding under the Note in full, upon the occurrence of an Event of Default and acceleration of the Obligations by Lender.

2.04         Usury Saving Clause. If, at any time, the Interest Rate shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted by any applicable Requirement, then, for such time as the Interest Rate would be deemed excessive, its application shall be suspended and there shall be charged instead the maximum rate of interest permissible under such Requirement and any amounts collected in excess of the permissible amount shall be deemed a prepayment of principal on the applicable Note.

2.05          Interest Computation. Interest on the Note shall be computed on the basis of a three hundred sixty-five (365) day year (three hundred sixty-six (366) days for leap year) for the actual number of days outstanding.

2.06         Payments and Statements. All sums payable to Lender shall be paid in United States dollars in immediately available funds to Lender at its office in Winston-Salem, North Carolina (or at such other office as may be designated by Lender). Lender shall send Borrower statements of all amounts due under the Note, which statements shall be considered correct and conclusively binding on Borrower absent manifest error unless Borrower notifies Lender within thirty (30) days of the receipt by Borrower of any statement which it deems to be incorrect.

2.07         Prepayments. Borrower may prepay the outstanding principal amount of the Loan in whole or in part at any time. Any partial prepayment shall be applied first against accrued interest, if any, due under the Loan and then to the principal amount outstanding under the Loan and shall not postpone the due date of any subsequent monthly installments or change the amount of such installments under the Loan. No partial prepayment shall entitle Borrower to release of any lien (including, without limitation, liens created by the Mortgage) in favor of Lender created under the Loan Documents or otherwise. Borrower shall not be entitled to re-borrow any principal previously paid or prepaid.

2.08          Late Fee. If any payment of interest and/or principal due under the Note is not paid within fifteen (15) days of when due, Lender may charge a late payment fee in an amount equal to four percent (4%) times the amount of such late payment.

2.09        Release of Collateral. Borrower agrees that the whole or any part of the Collateral, now or subsequently held for the Obligations, or any part thereof, may be exchanged, compromised or surrendered from time to time; that Lender shall have no obligation to protect, perfect, secure or insure any such security interest, liens or encumbrances now or subsequently held for the Obligations, or any part thereof, or the properties subject thereto; that the time or place of payment of the Obligations, or any part thereof, may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated by agreement by and between Lender and Borrower, in whole or in part; Borrower may be granted indulgences generally; that any of the provisions of any of the Obligations may be modified, amended or waived; and that any party liable for the payment thereof, including any co-obligor and guarantors, may be granted indulgences or released.

2.10        Revival. To the extent that Borrower makes a payment(s) on the Loan to Lender or Lender enforces its security interests and liens or exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable claim, then to the extent of such recovery, the liability originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred and shall be Obligations secured by the Mortgage.

ARTICLE III

WARRANTIES OF BORROWER

As an inducement to Lender to enter into this Loan Agreement and to make the Loan contemplated hereby, Borrower hereby warrants to Lender as follows as of the date hereof (it being acknowledged that each such warranty relates to a material matter upon which Lender has relied):

3.01        Validity of Loan Documents. The Loan Documents are in all respects legal, valid and binding in accordance with their respective terms and the Mortgage grants to Lender a direct valid and enforceable lien on and/or security interest in and to all of the Land, Improvements, Personal Property, machinery, equipment and/or other articles or items of personal property described therein, as the case may be, now owned or hereafter acquired by Borrower, all of which is currently unencumbered (excluding only encumbrances in favor of Lender or which are to be satisfied and canceled at closing).

3.02       Priority of Liens. Until the Obligations are repaid, no mortgage, deed of trust, chattel mortgage, bill of sale, security agreement, financing statement or other title retention agreement (except those executed in favor of Lender) has been or will be executed by Borrower with respect to any of the Collateral. There are currently no judgments, liens, encumbrances, penalty assessments or other Mortgages affecting Borrower, the Collateral or any other property owned by Borrower.

3.03        Conflicting Transactions of Borrower. Consummation of the transaction hereby contemplated and the performance of the obligations of Borrower under and by virtue of the Loan Documents will not result in any breach of, or constitute a default under, any mortgage, deed of trust, deed to secure debt, lease, loan or credit agreement, articles of incorporation, bylaws, or any other instrument or agreement to which Borrower is a party or by which Borrower may be bound or affected.

3.04       Pending Litigation. There are no judgments, actions, suits or proceedings pending, or, to the knowledge of Borrower, threatened against or affecting Borrower or the Land, or involving the validity or enforceability of any of the Loan Documents or the priority of the lien thereof, in any court, at law or in equity, or before any administrative agency or other governmental authority.

3.05         Violations of Requirements. To the best knowledge of Borrower, it is not in violation of any Requirement concerning the Land and Improvements or otherwise.

3.06         Organization, Status and Authority Relating to Borrower. Borrower: (a) is duly formed and validly existing in the State of California; (b) is fully qualified to do business in the State of South Carolina and any other states where it is doing business; (c) has the power, authority and legal right to carry on the business conducted by it and to engage in the transactions contemplated by the Loan Documents; and (d) the execution and delivery of the Loan Documents and the performance and observance of the provisions thereof have all been authorized by all necessary actions of its members and managers.

3.07         No Event of Default Under Loan Documents. No Event of Default exists under this Agreement or under any of the other Loan Documents and no event or omission has occurred and is continuing which, with the giving of notice, or the passage of time, or both, would constitute a Default or an Event of Default under any of the Loan Documents.

3.08         Taxes. Borrower is not delinquent in the payment of any Taxes in an aggregate amount that would have an adverse effect upon the business, property, assets, operations or condition, financial or otherwise of Borrower that have been levied or assessed by any governmental authority against it or its assets. Borrower has timely filed and will timely file all tax returns that are required by law to be filed prior to the date hereof, and Borrower has paid and will pay all Taxes shown on said returns and all other assessments or fees levied upon Borrower or upon any of its properties to the extent that such Taxes, assessments or fees have become due and, if not due, such taxes have been or will be adequately provided for and sufficient reserves therefor have been established on Borrower’s books of account. To the best knowledge of Borrower, no controversy in respect of any Taxes owed by Borrower is pending or threatened.

3.09          Solvency. Borrower is solvent and Borrower will not be rendered insolvent as a result of the execution and delivery of the Loan Documents.

3.10         Compliance With Laws. Borrower has materially and substantially complied in all respects with, and Borrower’s assets, properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all Requirements applicable to it, its assets and properties or the conduct of their business, and there have been no unsatisfied citations, notices or orders of noncompliance issued to Borrower or any Affiliate of Borrower under any such Requirement.

3.11        Withholding Taxes. Borrower is, and at all times shall remain, current in respect to payment of all federal and state withholding Taxes, social security Taxes and other payroll Taxes and, upon Lender’s request, shall promptly deliver to Lender satisfactory evidence of such payments. Borrower will immediately notify Lender of any notice Borrower receives from the Internal Revenue Service or other taxing authority regarding payroll Taxes and shall immediately deliver a copy of such notice to Lender.

3.12         Contracts; Labor Disputes. Borrower is not a party to any collective bargaining contract or agreement with its employees. Borrower is not a party to, and there is not pending or threatened, any labor dispute, strike, lock-out, grievance, work stoppage or walkout relating to any labor contracts to which Borrower is a party. Borrower has complied with, and will continue to comply with, the provisions of the Fair Labor Standards Act of 1938, as amended, and neither Borrower, nor any of officers, shareholders or employees, has committed any unfair labor practice, as defined in the National Labor Relations Act of 1947, as amended.

3.13          Environmental.

(a)          Except as disclosed in the Environmental Report, to the best knowledge of Borrower, no Hazardous Substances are stored or located upon the Land, except in full compliance with all Requirements, and no part of the Land, including the groundwater located thereon and thereunder, is presently contaminated by any Hazardous Substance.

(b)         Borrower has caused or required Tenant to obtain all necessary environmental permits necessary for the conducting of the business and use of the Land.

(c)         To the best knowledge of Borrower, Tenant is in full compliance with the terms and conditions of all of its environmental permits.

(d)         Borrower is in compliance with all applicable environmental Requirements.

(e)         There are no pending environmental civil, criminal or administrative proceedings against Borrower or pertaining to the Collateral.

(f)         There are no threatened civil, criminal or administrative proceedings against Borrower or the Land relating to environmental matters.

(g)         To the best knowledge of Borrower, there are no facts or circumstances that may give rise to any future civil, criminal or administrative proceedings against Borrower or pertaining to the Property relating to environmental matters.

Borrower shall indemnify and hold Lender harmless from any and all loss, damages, suits, penalties, costs, liability and expenses (including, but not limited to, any reasonable investigation and legal expenses) arising out of any claim for loss or damage to any property, including the Land, injuries to or death of persons, contamination of or adverse effects on the environment, caused by any environmental condition or substance, specifically including radon, or any violation of statutes, ordinances, orders, rules or regulations of any governmental entity or agency, caused by or resulting from any Hazardous Substances currently on or under the Land; provided, Borrower shall have no indemnity obligations with respect to losses or damages to Lender arising from environmental condition or Hazardous Substances first introduced or initially released on the Land after Lender has acquired the Project by foreclosure or a deed in lieu of foreclosure, provided, however, Borrower shall have the burden of proof with respect to the date of such introduction and/or release of Hazardous Substances.

3.14          Ownership. As of the date hereof, all of the ownership interests in Borrower are owned by Member, and no other Person has an equity or other ownership interest in Borrower.

3.15          Full Disclosure. Neither this Agreement nor any of the other Loan Documents, nor any statements furnished to Lender by or on behalf of Borrower in connection with the Loan or the Loan Documents, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. All information submitted to Lender in connection with the Loan (including but not limited to the loan application, financial statements and tax returns) are true and complete and accurately reflect Borrower’s financial condition and income. To the best knowledge of Borrower, there is no fact known to Borrower that Borrower has not disclosed to Lender in writing that materially adversely affects or will materially adversely affect the assets, business, profits, prospects or conditions (financial or otherwise) of Borrower or the ability of Borrower to perform its obligations hereunder or under any of the Loan Documents. There has been no material change in Borrower’s financial condition since the date on which Borrower applied for the Loan with Lender. Borrower has no undisclosed direct or contingent liabilities.

3.16          Default Notification. To the extent not then cured, Borrower shall notify Lender in writing, within seven (7) days, of any Event of Default or any event, occurrence or omission that, with the giving of notice or passage of time, or both, would constitute an Event of Default. Borrower shall have the applicable time, if permitted under the Loan Documents, to cure any default, event, occurrence or omission that, with the giving of notice or passage of time, or both, would constitute an Event of Default.

3.17          Leases.

(a)         The Property is not subject to any leases other than the Lease. Borrower is the owner and lessor of landlord's interest in the Lease. No person has any possessory interest in the Property or right to occupy the same except Tenant under and pursuant to the provisions of the Lease. There are no prior assignments of the Lease, or any portion of the rents due and payable or to become due and payable, which are presently outstanding. There has been no prior sale, transfer or assignment, hypothecation or pledge of the Lease or of the rents received therein which is still in effect. There is no security deposit under the Lease.

(b)         Borrower has delivered to Lender a true, correct and complete copy of the Lease and Tenant has entered into occupancy of the Property. Tenant is not subject to any bankruptcy, reorganization or arrangement proceedings or a general assignment for the benefit of creditors.

(c)         The Lease is in full force and effect and constitutes the legal, valid and binding obligation of Borrower and Tenant thereunder. There are no defaults by either party to the Lease, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute a default thereunder. No rent has been paid more than one (1) month in advance of its due date. Tenant has no offset right or defense to the payment of rent under the Lease. All work to be performed by Borrower under the Lease has been performed as required and has been accepted by the Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to the Tenant has already been received by Tenant.

(d)         Tenant has not assigned the Lease or sublet all or any portion of the Property.

(e)         Tenant does not have a right or option pursuant to such Lease or otherwise to purchase all or any part of the Property.

3.18          [Intentionally Deleted].

3.19          Condition of Collateral. Each material tangible portion of the Collateral is in good working order, fit for its intended use and in compliance with all Requirements and the provision of the Lease. Without limiting the foregoing, Borrower represents that, to the best of its knowledge, the Improvements are free from any mold, mildew, fungus or other potentially dangerous organisms.

3.20          Business Purposes. The Loan is for commercial purposes only and not for personal family or household purposes.

3.21          Survival. All the representations and warranties set forth in this Article III shall survive until all Obligations are satisfied in full.

ARTICLE IV

COVENANTS OF BORROWER

Borrower hereby covenants and agrees with Lender as follows (it being acknowledged that each such covenant and agreement relates to a material matter):

4.01          Maintenance and Insurance. Borrower shall keep the Property in first-class condition with proper repair and maintenance. Borrower shall obtain and keep in force, or to the extent insurance is to be obtained and kept in force by Tenant rather than Borrower pursuant to the Lease, cause the Tenant to obtain and keep in force, such insurance with Lender named as additional insured or loss payee, as the case may be, and shall provide Lender with such evidence of insurance as Lender may require. Notwithstanding the foregoing, if Tenant fails to obtain and keep in force such insurance in accordance with the Lease, Borrower shall fulfill such insurance obligations, including, but not limited to the following:

(a)         Insurance required in any Loan Document;

(b)         An all occurrence casualty insurance policy covering the Improvements and all other tangible items of Collateral;

(c)         Comprehensive general liability coverage; and

(d)         Flood insurance, to the extent located in a flood zone, in an amount equal to the lesser of the aggregate outstanding amount of the Loan or the maximum available.

Such insurance to be in such amounts and form and by such companies as shall be approved by Lender, certificates of which policies (together with appropriate endorsements thereto, evidence of payment of premiums thereon and written agreement by the insurer or insurers therein to give Lender thirty (30) days’ prior written notice of intention to cancel) shall be promptly delivered to Lender, said insurance coverage to be kept in full force and effect at all times. Borrower will furnish to Lender such evidence of insurance as Lender may require. Borrower agrees that, in the event it fails to pay or cause to be paid the premium on any such insurance, Lender may do so and be reimbursed by Borrower therefor on demand with interest thereon at the Default Rate. Borrower assigns to Lender any returned or unearned premiums that may be due Borrower upon cancellation of any such policies for any reason whatsoever and directs the insurers to pay Lender any amounts so due. Lender is appointed Borrower’s attorney-in-fact (without requiring Lender to act as such) to endorse any check which may be payable to Borrower and to collect such returned or unearned premiums or the proceeds of such insurance, and any amount so collected may be applied by Lender toward satisfaction of any of the Obligations.

4.02          Collection of Insurance Proceeds. Borrower shall cooperate with Lender in obtaining for Lender the benefit of any insurance or other proceeds lawfully or equitably payable to Lender in connection with the transactions contemplated hereby.

4.03         Right of Lender to Inspect. Borrower shall permit Lender and its representatives and agents to enter upon the Property and to inspect any books and records related to the operation of the Property during regular business hours and upon reasonable prior notice; provided, however, that this provision shall not be deemed to impose upon Lender any obligation to undertake such inspections or any liability for the failure to detect or failure to act with respect to any defect which was or might have been disclosed by such inspections.

4.04         Compliance with Requirements. Borrower shall comply promptly with each and every Requirement and shall furnish Lender, on demand, independent evidence of such compliance. Without limiting the foregoing, if either or all the Federal Clean Air Act, as amended, or the Federal Water Pollution Control Act, as amended, or any other environmental law or regulation is applicable to the Land, no Improvements on the Land are in violation of Requirement, and Borrower shall cause the Land to be maintained in and conformity therewith.

4.05          Financial and Business Information about the Borrower. Borrower shall deliver, or cause to be delivered, to Lender:

(a)         Within ninety (90) days of each fiscal year-end, beginning with the close of the current year, financial statements of Borrower and Guarantor (to include a balance sheet, income statement and supporting schedules) prepared according to GAAP or other form reasonably acceptable to Lender. Each financial statement will be certified to be true and correct by a duly authorized Person on behalf of Borrower or by Guarantor, as applicable.

(b)         Concurrently with the delivery of the financial statements described in subsection (a) above, a certificate from an authorized officer of Borrower certifying to Lender, that to the best of such officer's knowledge after review of this Agreement and appropriate inquiry, the Borrower has kept, observed, performed and fulfilled in all material respects each and every covenant, obligation and agreement binding upon it that is contained in this Agreement or the other Loan Documents, and that no default or Event of Default has occurred or specifying any such default or Event of Default.

(c)         The annual federal and state income tax returns (and to the extent an extension is filed, a copy of such extension) of Borrower (including all schedules) within thirty (30) days of filing with the taxing authority.

(d)         The annual federal and state income tax returns (and to the extent an extension is filed, a copy of such extension) of Guarantor (including and K-1 statements) within thirty (30) days of filing with the taxing authority.

(e)          Rent roll for the Property and property Financial Statements when requested by Lender, but at least annually.

(f)          Any correspondence or notice from any Person (including a governmental Person) that Borrower is in violation of any Requirement.

(g)          Prompt written notice of any material change in the condition (financial or otherwise) of Borrower and/or Guarantor and of any actual or threatened litigation which might materially affect the condition (financial or otherwise) of Borrower and/or Guarantor.

(h)          Any other information regarding the operation, business affairs, and financial condition of Borrower and/or Guarantor which Lender may reasonably request, including any books and records reasonably requested.

4.06          [Intentionally Deleted]

4.07          Taxes; Legal Compliance. Borrower will accrue for and pay all Taxes promptly when due. All outstanding Taxes assessed against the Collateral shall be paid at Closing. Borrower warrants to Lender that it has no unpaid or currently due Taxes or past-due Tax filings and that no legal action is pending or to the knowledge of Borrower threatened against Borrower.

4.08          Repair and Maintenance. Borrower shall at all times properly maintain, or to the extent maintenance by Tenant rather than Borrower is required by the Lease, cause Tenant to maintain, the Collateral in a state of good repair and in compliance with all applicable Requirements. Notwithstanding the foregoing, if Tenant fails to maintain the Collateral in accordance with the terms of the Lease, Borrower shall fulfill Tenant’s maintenance requirements.

4.09          Escrow Account. Borrower acknowledges that Lender, in its sole discretion shall have the right, upon the occurrence of an Event of Default, to require that Borrower establish an escrow account maintained with Lender for property Taxes and insurance premiums. In such event, Borrower shall deposit monthly deposits as reasonably determined by Lender to enable Lender to timely pay, using any such funds as are on deposit, ad valorem Taxes assessed on the Property as well as all premiums for insurance policies required under the Loan Documents.

4.10        Management/Ownership. Borrower acknowledges that the current management and ownership of Borrower is a material factor in inducing Lender to make the Loan. Borrower shall not make or permit any change in the management of Borrower or permit a change in ownership of Borrower or dispose of a material portion of Borrower’s assets; provided, however, nothing contained in this Agreement shall be construed as providing Lender with control over the day-to-day operations of Borrower or the Collateral.

4.11          Company Existence. Borrower shall maintain its company existence in good standing in all jurisdictions where it maintains operations.

4.12          Depositary Relationship. Borrower, or an Affiliate of Borrower, shall maintain a primary operating account depositary relationship with Lender.

4.13          Debt Service Coverage. Borrower shall maintain the Debt Service Coverage Ratio for the Project of not less than 1.20 to 1.0. The Debt Service Coverage shall be determined and calculated periodically from time to time, commencing at each fiscal year-end, based upon CPA prepared tax returns and measured on a trailing twelve (12) month basis. In the event Borrower fails to satisfy the Debt Service Coverage covenant, in addition to any other right or remedy of Lender in connection therewith, in Lender’s sole discretion, Borrower shall make a principal paydown of the Loan in an amount necessary to cause the Debt Service Coverage Ratio to become into compliance.

4.14          Single Purpose Entity. Borrower shall be a single purpose, bankruptcy remote entity separate and distinct from any other entity.

4.15          Separateness. Borrower shall maintain its financial statements, accounting records, and other partnership, real estate investment trust, limited liability company, or corporate documents, as the case may be, separate from those of any other Person.

4.16          Affirmative Covenant to Update Information Warranties. Borrower covenants that Borrower shall immediately notify Lender of (i) any action, proceeding or notification which Borrower receives with respect to matters referenced in this Agreement, (ii) any event, occurrence or omission which causes any representation or warranty of Borrower hereunder to become untrue, and (iii) any event, occurrence or omission which creates a breach of any covenant of Borrower hereunder.

4.17          Negative Covenants. Until payment in full of the Obligations, Borrower:

(a)         shall not sell, lease, convey or otherwise dispose of the Property or any of its other property or assets except in the normal course of business;

(b)         shall not, without prior consent of Lender, be or become liable, directly or indirectly, contingently or otherwise, for any obligation or indebtedness of any Person, by guarantee, endorsement or otherwise;

(c)         shall not, without prior consent of Lender, subject to Section 4.19, incur or permit to exist any encumbrance, security interest, pledge or lien against the Property and Personal Property, except: (i) liens or security interests securing Indebtedness owed to Lender; (ii) with respect to the Property, such matters, if any, listed on Lender’s mortgagee title insurance policy with respect to the Mortgage; and (iii) liens for Taxes not past due or which are being contested in good faith and against which, if requested by Lender, Borrower will establish reserves satisfactory to Lender;

(d)         shall not, without prior consent of Lender, be or become liable, directly or indirectly, contingently or otherwise, in respect of any obligation for Money Borrowed, except the Obligations incurred pursuant to this Agreement;

(e)         shall not, without prior consent of Lender, suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any of its ownership interests;

(f)          shall not, without prior consent of Lender, make loans or advances to or investments in any Person except as permitted by this Loan Agreement;

(g)         shall not, without prior consent of Lender, become a party to a merger, consolidation or other reorganization with any other corporation or entity (including a defacto merger by which all or substantially all of the property or assets of another company are acquired);

(h)         shall not, without prior consent of Lender, terminate (except upon natural expiration of its term) or amend or terminate the Lease;

(i)          shall not, without prior consent of Lender, enter into any new lease;

(j)          shall not acquire or lease any real property, personal property, or assets other than the Collateral except as may be incidental to and beneficial in connection with Borrower’s ownership and operation of the Collateral;

(k)         shall not acquire, own, operate, or participate in any business other than the leasing, ownership, management, operation and maintenance of the Property;

(l)          shall not comingle its assets or funds with those of any other Person;

(m)         shall have no financial liability or obligation under any other agreement or instrument, or to which the Collateral is subject or by which it is otherwise encumbered, other than obligations under this Agreement and the other Loan Documents;

(n)         shall not assume, guaranty, or pledge its assets to secure the liabilities or obligations of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(o)         shall not enter into, or become a party to, any transaction with any Affiliate of Borrower, except in the ordinary course of business and on terms which are no more favorable to any such Affiliate other than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

(p)         declare or pay any dividend, or make any other payment or distribution on account of its membership interest (x) at any time after the occurrence of an Event of Default, (y) at any time when there shall exist an event or omission which, with the giving of notice or passage of time, or both, will constitute an Event of Default or (z) to the extent that any such dividend, payment or distribution shall cause Borrower to be in breach of its duties or obligations contained herein or in any other Loan Document, including, without limitation, the provisions of Section 4.13; Borrower specifically acknowledges that its ability or authority pay any dividend or make any other payment or distribution to its members is specifically subordinate to the payment of the Obligations

(q)         has not and will not (i) file or consent to the filing of any petition, either voluntary of involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute; (ii) seek or consent to the appointment of a receiver, liquidator or any similar official for Borrower or a substantial portion of its assets or properties, (iii) take any action that might cause Borrower to become insolvent, (iv) make an assignment for the benefit of creditors, (v) admit in wiring Borrower’s inability to pay its debts generally as they become due, (vi) declare or effectuate a moratorium on the payment of any obligations, or (vii) take any action in furtherance of any of the foregoing; and

(r)          permit any Person, other than Member, to own any equity interest in Borrower.

4.18         Lender has No Obligation to Review or Audit any Financial Information. Any financial reports, certificates, statements or any other documentation providing financial information of Borrower delivered to Lender in connection with any provision in this Agreement shall not be deemed to impose upon Lender any obligation to undertake any review or audit of any such financial information or impose upon Lender any liability for the failure to detect or failure to act with respect to any defect which was or might have been disclosed by a review or audit of such financial information.

4.19          Good Faith Claims or Liens. Borrower has the right to contest in good faith any claim of lien filed against all or any portion of the Property, provided that it does so diligently and without prejudice to Lender. If Borrower contests any such claim or lien, then promptly upon Lender’s request, Borrower shall provide, or shall cause the contractor to provide, a bond, cash deposit, or other security satisfactory to Lender in the exercise of its reasonable judgment.

4.20          Further Assurances. Borrower will do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably required, for carrying out the intention or facilitating the performance of the terms of this Agreement, or for complying with all Requirements. Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation such rights and remedies available to Lender pursuant to this Agreement, provided that Lender shall not exercise any such power of attorney (a) unless and until an Event of Default shall have occurred and be continuing or (b) unless imminent risk of danger to person or property or any of the Collateral will result from Borrower’s failure so to act and Lender provides to Borrower five (5) days’ notice and opportunity to cure.

ARTICLE V

EVENTS OF DEFAULT

The occurrence of any one or more of the following events or omissions shall constitute an “Event of Default”:

5.01          Non-Payment. Borrower shall fail to timely pay any installment of principal and interest as required hereby.

5.02          Default Under Loan Documents. Any “Default” or “Event of Default” shall occur under any other Loan Document.

5.03          Bankruptcy of Borrower or Guarantor. Borrower or Guarantor shall commit any act which would provide grounds for the entry of an order for relief under any chapter of the United States Bankruptcy Code; or any proceedings under bankruptcy laws or other debtor relief or similar laws shall be instituted by Borrower or Guarantor, or Borrower or Guarantor in such proceedings is adjudicated a bankrupt; or Borrower or Guarantor shall file for or take advantage of any form of reorganization or arrangement under any bankruptcy law or other debtor relief or similar law or proceeding.

5.04          Assignment for the Benefit of Creditors. Borrower shall make a general assignment for the benefit of creditors.

5.05         Denial of Inspection. Lender, or its representatives, shall not be permitted, at any reasonable time during normal business hours of Borrower and following reasonable notice to Borrower, to enter upon and inspect the Land or to have access to the books, records and such other documents of the Borrower as Lender shall reasonably require.

5.06          Change in Ownership. Except as may be otherwise expressly permitted herein, there occurs any sale, conveyance, assignment, pledge, hypothecation, encumbrance or other transfer of, or the grant of a security interest in, or any joint venture interest in, any ownership interest in Borrower.

5.07          False Representation or Warranty. Any warranty or representation made by Borrower or furnished to Lender by Borrower or on Borrower’s behalf in the Note, this Agreement or any of the Loan Documents that will materially adversely affect Borrower’s financial condition or ability to perform the Obligations is false or misleading in any material respect either now or at the time made or furnished or becomes false or misleading at any time thereafter; provided, however, so long as Borrower is not otherwise in default under the Loan Documents, Borrower shall be entitled to written notice from Lender of a default under this Section 5.07 and a reasonable opportunity to cure such default; provided further that such reasonable opportunity to cure shall not exceed thirty (30) days.

5.08          Inability to Conduct Business. Borrower is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs.

5.09          Tax Lien or Levy. A notice of lien, levy or assessment is filed of record against any portion of the assets of Borrower by the United States of America, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, and such lien, levy or assessment is not dismissed, released or discharged within sixty (60) days, or if any Taxes or debts owing at any time or times hereafter by any one of them becomes a lien or encumbrance upon any asset of Borrower; provided, ad valorem Taxes paid prior to delinquency shall not constitute an Event of Default.

5.10          Attachment; Execution against Assets of Borrower. Any judgment or order for the payment of money shall be rendered against Borrower and (i) enforcement proceedings shall be commenced by any creditor upon such judgment or order or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

5.11          Hazardous Substance Cleanup. Borrower shall be required under any applicable Requirement to clean-up or cause to be cleaned up or bear the cost of cleaning up, any Hazardous Substance, the cost of which may reasonably be expected to exceed Thirty Thousand and 00/100 Dollars ($30,000.00).

5.12          Appointment of Receiver. A custodian, trustee, receiver or assignee for the benefit of creditors is appointed or takes possession of any assets of Borrower.

5.13          Liens. If any mechanics’, laborers’, materialmen’s or similar statutory lien, or any notice thereof, shall be filed against any of the Collateral and shall not be discharged or bonded within fifteen (15) days of such filing and service of such notice.

5.14          Secondary Financing. Borrower, without Lender’s consent, makes a conveyance of all or any portion of the Collateral, directly or indirectly, or obtains secondary financing using the Collateral, or any part thereof, as security.

5.15          Cross Default. Default by Borrower under the terms of any material agreement or contract by which Borrower is bound.

5.16          Breach of Term. Borrower shall fail to perform, observe or meet any other term, covenant or condition made in this Agreement (other than those set forth in this Article V) or in any of the other Loan Documents, and such breach or default is not cured within thirty (30) days of written notice.

5.17          Deemed Insecure. Lender reasonably shall deem itself, its security interest, the Land or the Obligations unsafe or insecure; or should Lender otherwise reasonably believe that the prospect of payment or other performance is impaired.

5.18          Material Adverse Change. A Material Adverse Change shall have occurred with respect to Borrower, Guarantor and/or the Collateral.

5.19          Debt Service Coverage. Borrower fails to (x) achieve a Debt Service Coverage Ratio for the Project of 1.20 to 1.0 as of any testing date and (y) fails to pay down the principal balance as required by Section 4.13.

5.20          Death of Guarantor. The death of Guarantor unless Borrower has provided a substitute guarantor or substitute collateral acceptable to Lender in its sole discretion (following receipt of all financial and other information regarding the proposed replacement guarantor or collateral requested by Lender), within ninety (90) days after the death of said Guarantor.

5.21          Lease. The Lease is terminated or amended without Lender’s prior written consent, or Borrower, as landlord, commits a default or event of default under any Lease which is not cured within any applicable cure or grace period, or if no grace or cure period is provided in the Lease, then if not cured within ten (10) days of the default or event of default (provided in no event may Borrower, as landlord, release or forgive any obligation or default of the tenant without Lender’s prior written consent).

ARTICLE VI

REMEDIES OF LENDER

Upon the occurrence of an Event of Default, Lender, at its option and in addition to, and not in lieu of, the remedies provided for in the other Loan Documents, shall be entitled to exercise any one or more of the following remedies in accordance with the following terms:

6.01          Default Constitutes Default Under Other Loan Documents. Borrower agrees that the occurrence of an Event of Default hereunder shall at the option of Lender constitute a default and an Event of Default under the Note and each of the other Loan Documents, thereby entitling Lender (a) to exercise any or all of the various remedies therein provided, including, without limitation, the acceleration of the Obligations and the realization of its remedies under the Mortgage, (b) to cumulatively exercise all other rights, options and privileges provided by law or in equity, in any case whether or not Lender shall have instituted any foreclosure proceedings or other action for enforcement of its rights under the Note or Mortgage, (c) to increase the interest rate on the Note to the Default Rate.

6.02          Right of Setoff. Lender may, and is hereby authorized by Borrower to, at any time and from time to time, to the fullest extent permitted by applicable laws, without advance notice to Borrower (any such notice being expressly waived by Borrower), set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held in other than a fiduciary account and any other indebtedness at any time owing by Lender to or for the credit or the account of Borrower against any or all of the Obligations of Borrower now or hereafter existing, whether or not such Obligations have matured. Lender agrees promptly to notify Borrower after the occurrence of any such setoff, provided that the failure to give such notice shall not affect the validity of such setoff.

6.03          Appraisal. At the expense of Borrower, obtain an updated Appraisal of the Collateral.

6.04         Security Interest. Lender may use funds on deposit held in any account for any or all of the following purposes: (i) repayment of the Obligations, including, but not limited to, interest and principal, (ii) reimbursement of Lender for all losses, fees, costs and expenses (including, without limitation, legal fees and disbursements) suffered or incurred by Lender as a result of such Event of Default, (iii) payment of any amount expended in exercising any or all rights and remedies available to Lender at law or in equity or under this Agreement or any of the other Loan Documents, (iv) payment of any item as required or permitted by this Agreement or any of the other Loan Documents or (v) any other purpose permitted by applicable law, provided, however, that any such application of funds shall not cure or be deemed to cure any Event of Default. Without limiting any other provisions hereof, each of the remedial actions described in the immediately preceding sentence shall be deemed to be a commercially reasonable exercise of Lender’s rights and remedies as a secured party with respect to such account and any sums on deposit shall not in any event be deemed to constitute a setoff or a foreclosure of a statutory banker’s lien. Nothing in this Agreement shall obligate Lender to apply all or any portion of such account to affect a cure of any Event of Default, or to pay the Obligations, or, during an Event of Default, in any specific order of priority. The exercise of any or all of Lender’s rights and remedies under this Agreement with respect to any such account and/or the sums on deposit therein shall not in any way prejudice or affect Lender’s right to initiate and complete a foreclosure under the Mortgage.

6.05          Injunctive Relief. Borrower recognizes that in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lender. Borrower therefore agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages in any case where a remedy at law, in the reasonable opinion of Lender, may prove to be inadequate relief.

6.06          Rights and Remedies Cumulative; Non-Waiver. The enumeration of Lender’s rights and remedies set forth in this Agreement is not intended to be exhaustive and the exercise by Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder, under the Loan Documents or under any other agreement between Borrower and Lender, which may now or hereafter exist, at law or in equity or by suit or otherwise. No delay or failure to take action on the part of Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between Borrower and Lender or their agents or employees shall be effective to change, modify or discharge any provision of this Agreement or to constitute a waiver of any Event of Default. Lender may make any advances or portions of advances after the occurrence of any event of default without thereby waiving its rights to demand payment of the Obligations evidenced by the Note and secured by the Loan Documents and without becoming liable to make any other or future advances under this Agreement.

ARTICLE VII

CLOSING; CONDITIONS OF CLOSING AND BORROWING

7.01          Conditions of Closing. The obligations of Lender to make the Loan to Borrower are subject to the: (i) continuing and ongoing accuracy and correctness of the representations and warranties of Borrower contained herein and in the Commitment Letter, Loan Documents and any certificate delivered pursuant to this Agreement or the other Loan Documents; (ii) due and valid execution and delivery of the Loan Documents by Borrower; (iii) satisfaction of any other requirements set forth herein or in any other Loan Document; and (iv) satisfaction of each of the following conditions:

(a)         Third Party Consents. Borrower shall have obtained all required consents of Persons necessary for execution of the Loan Documents.

(b)         Flood Certification or Insurance. Evidence of whether the Land is located in a “special flood, mud slide, or erosion hazard area.” If it is located in such an area, Borrower must provide flood insurance acceptable to Lender, together with evidence of payment of the insurance premium therefor.

(c)         Environmental Report. An environmental audit report, acceptable to Lender, stating with a reasonable degree of certainty that no hazardous or toxic materials were found on, under, or within the Land.

(d)         Organizational Documents. A copy of the organizational documents creating and governing Borrower, together with documents acceptable to Lender evidencing the authority of Borrower to execute and deliver the Loan Documents.

(e)         Financial Statements. Current financial statement of Borrower in form and content satisfactory to Lender.

(f)         Title Insurance. A title policy issued by the Title Company on the most current ALTA forms, together with such endorsements requested by Lender, insuring the valid and permanent first lien position of the Mortgage, access to a public right-of-way and against loss or change in priority as a result of mechanics’ or materialmen’s liens, subject only to the Permitted Exceptions.

(g)         Payment of Fees. Payment by Borrower (i) to Lender’s counsel of its fees and expenses in connection with the closing of the Loan, (ii) to Lender a non-refundable commitment fee in the amount of $6,200.00 and (iii) of such other fees as are required under Section 8.17.

(h)         [Intentionally Deleted]Estoppel Certificate. Lender’s receipt of an Estoppel Certificate from Tenant in a form and content satisfactory to Lender.

(i)         Subordination, Non-Disturbance and Attornment Agreement. Lender’s receipt of the fully executed SNDA.

(j)         Appraisal. Lender’s receipt and satisfactory review of an Appraisal of the Collateral acceptable to Lender showing an appraised value of the Collateral should be greater than $1,910,000.00.

(k)         Insurance. Lender’s receipt and satisfactory review of all insurance required by the Commitment Letter and the Loan Documents, in form and content satisfactory to Lender.

(l)         Legal Opinion. Lender’s receipt and satisfactory review of each opinion letter issued by Borrower’s California counsel and by Borrower’s South Carolina counsel, each in form and content satisfactory to Lender.

7.02          No Waiver of Conditions Precedent. If Lender makes any advance prior to the fulfillment of any of the conditions precedent set forth in this Article, the making of such advance shall constitute only an extension of time for the fulfillment of such condition and not a waiver thereof, and Borrower shall thereafter use its best efforts to fulfill each such condition promptly unless Lender otherwise indicates in writing.

7.03          Financing Statements. Borrower (i) authorizes Lender to file such financing statements (including amendments and continuation statements) sufficient as a financing statement and to file in any appropriate office; (ii) agrees to pay or reimburse Lender for all costs and taxes of filing or recording in such public offices as Lender may designate; and (iii) agrees to take such other steps as Lender may reasonably direct to perfect Lender’s security interests. To the extent lawful, Borrower appoints Lender as its attorney-in-fact (without requiring Lender to act as such) to execute and to file any financing statement in the name of Borrower, and to perform all other acts that Lender deems appropriate to perfect and continue its security interest in, and to protect and preserve, the Land, Improvements and Personal Property.

ARTICLE VIII

GENERAL CONDITIONS

The following conditions shall be applicable throughout the term of this Agreement:

8.01          Third Parties Not Benefitted. All conditions to the obligations of Lender hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all thereof, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, and all of which may be freely waived in whole or in part by Lender at any time if in its sole discretion it deems it desirable to do so. All obligations of Lender hereunder, including the obligation to make the Loan, are imposed solely and exclusively for the benefit of Borrower, subject to the conditions precedent herein and in the other Loan Documents and no other Person shall have standing to enforce on behalf of Borrower, Lender’s obligations.

8.02          No Agency. Lender is not the agent or representative of Borrower and Borrower is not the agent or representative of Lender, and nothing in this Agreement shall be construed to make Lender liable to anyone for goods delivered to or labor or services performed upon the Land or for debts or claims accruing against Borrower. Nothing herein shall be construed to create a relationship ex contractu or ex delicto between Lender and anyone supplying labor or materials or services for or to Borrower.

8.03          No Partnership or Joint Venture. Nothing herein nor the acts of the parties hereto shall be construed to create a partnership or joint venture between Borrower and Lender.

8.04          No Assignment by Borrower. This Agreement may not be assigned by Borrower without the prior written consent of Lender. If Lender approves an assignment hereof by Borrower, Borrower shall remain liable for payment of all Obligations.

8.05          Assignment by Lender. The Note, the Mortgage, this Agreement and any and all of the other Loan Documents may be endorsed, assigned, and transferred in whole or in part by Lender, and any such holder and assignee of same shall succeed to and be possessed of the rights of Lender under all of the same to the extent transferred and assigned.

8.06          Entire Agreement. This Agreement, together with the Commitment Letter and the remaining Loan Documents, contains the entire terms of the agreement between Borrower and Lender covering the Loan. Any oral communications or other correspondence shall be deemed merged into this Agreement and of no further force or effect.

8.07          Notices. All notices, demands, requests or other communications to be sent by one party to the other hereunder or required by law shall be in writing and shall be deemed to have been validly given or served by delivery of the same in person to the intended addressee, or by depositing the same with Federal Express or another reputable private courier service for next business day delivery, with all charges prepaid, or by depositing the same in the United States mail, postage prepaid, certified mail, return receipt requested, in any event addressed to the intended addressee at its address set forth below or at such other address as may be designated by such party as herein provided. All notices, demands and requests shall be effective upon such personal delivery, or one (1) business day after being deposited with the private courier service, or three (3) business days after being deposited in the United States mail as required above. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as herein required shall be deemed to be receipt of the notice, demand or request sent. By giving any other party hereto at least ten (10) days’ prior written notice thereof in accordance with the provisions hereof, the parties hereto shall have the right from time to time to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America. All notices, demands, requests or other communications shall be addressed as follows:

The address of Borrower is:

2EM St Andrews Rd SC, LLC

With a copy to:

Burr Forman LLP

And

Winton Law Firm

The address of Lender is:

Truliant Federal Credit Union

With a copy to:

Blanco Tackabery & Matamoros, P.A.

8.08          Successors and Assigns Included in Parties. Whenever in this Agreement any party hereto is named or referred to, the heirs, executors, legal representatives, successors, successors-in-title and permitted assigns of such parties shall be included, and all covenants and agreements contained in this Agreement by or on behalf of Borrower or by or on behalf of Lender shall bind and inure to the benefit of their respective heirs, executors, legal representatives, successors, successors-in-title and permitted assigns, whether so expressed or not; provided, however, that nothing contained herein shall be construed in derogation of any restriction on transfer or assignment impressed upon Borrower in any of the Loan Documents.

8.09          Waivers. Borrower waives the rights of presentment and notice of dishonor. “Presentment” means the right to require Lender to demand payment of amounts due. “Notice of dishonor” means the right to require Lender to give notice that amounts due have not been paid. Additionally, Borrower consents, and generally waives all defenses based on the following: (a) Lender renews or extends payments on required hereunder, regardless of the number of such renewals or extensions; (b) Lender releases Borrower, any endorser, Guarantor, surety, accommodation maker or any other co-signer; (c) Lender releases, substitute or impair any Collateral, (d) Lender invokes its right of set-off; (e) Lender enters into any sales, repurchases or participations of the Note to any person in any amounts and Borrower waives notice of such sales, repurchases or participations and/or (f) Lender informs any Person who guarantees this Loan, including Guarantor, of any accommodations, renewals, extensions, modifications, substitutions or future advances.

8.10          Headings. The headings of the articles, paragraphs and subparagraphs of this Agreement are for the convenience of reference only, are not to be considered a part hereof and shall not limit or otherwise affect any of the terms hereof.

8.11          Invalid Provisions to Affect No Others. If fulfillment of any provision hereof or any transaction related hereto at the time performance of such provisions shall be due, shall involve transcending the limit of validity presently prescribed by any applicable usury statute or any other applicable law, with regard to obligations of like character and amount, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and if any clause or provision herein contained operates or would prospectively operate to invalidate this Agreement in whole or in part, then such clause or provision only shall be held for naught, as though not herein contained, and the remainder of this Agreement shall remain operative and in full force and effect.

8.12          Number and Gender. Whenever the singular or plural number, or the masculine, feminine or neuter gender is used herein, it shall equally include the other.

8.13          Amendments. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

8.14          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

8.15          Sums Held by Lender. Lender shall not, except to the extent required by law, have any obligation to pay interest on any sums from time to time deposited by Borrower with Lender pursuant to any Loan Document.

8.16          Joint and Several Liability. All references to “Borrower” shall be deemed to refer equally to each Person now or hereafter constituting such term, all of whom shall be jointly and severally liable for all of the Obligations.

8.17          Indemnification of Lender. From and at all times after the date of this Agreement, and in addition to all of Lender’s other rights and remedies against Borrower, Borrower agrees to indemnify and hold harmless Lender and each director, officer, employee, agent and Affiliate of Lender against any and all claims, losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by or asserted against Lender or any such director, officer, employee, agent or Affiliate, from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any suit, action or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute or regulation, including, but not limited to, any federal or state laws, or under any common law or equitable cause or otherwise, arising from the failure of the Borrower to abide by any of the Borrower’s obligations hereunder or under any Loan Document or a misrepresentation hereunder or under any Loan Document, or in connection with the negotiation, preparation, execution or performance of this Agreement or the other Loan Documents or any transactions contemplated herein or therein, whether or not Lender or any such director, officer, employee, agent or Affiliate is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that Lender shall not have the right to be indemnified hereunder for any liability resulting from the gross negligence or willful misconduct of Lender (as finally determined by a court of competent jurisdiction) or for its breach of this Agreement, to the extent, in either case, a court of competent jurisdiction, pursuant to a final non-appealable order, determines that Lender breached its obligations to Borrower hereunder. All of the foregoing losses, damages, costs and expenses of Lender shall be payable by Borrower upon demand by Lender and shall be additional Obligations hereunder.

8.18          Costs and Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, Borrower shall be obligated:

(a)         Fees and Expenses. To pay or reimburse Lender upon demand for all expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred or paid by Lender (except salaries of Lender’s regularly employed personnel) in connection with: (i) the preparation, execution, delivery, interpretation, modification or amendment of the Commitment Letter, this Agreement or the other Loan Documents or any sale of any interest herein; (ii) charges for appraisers, examiners, environmental consultants, auditors or similar Persons whom Lender may engage with respect to rendering opinions concerning the Land and Improvements or the financial condition of Borrower; (iii) any litigation, contest, dispute, suit or proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to this Agreement, the other Loan Documents or Borrower’s affairs; (iv) any attempt to enforce any rights of Lender against Borrower or any other Person that may be obligated to Lender by virtue of this Agreement or the other Loan Documents; and (v) any refinancing or restructuring of the credit arrangements provided under this Loan Agreement in the nature of a “work-out” or in any insolvency or bankruptcy proceeding.

(b)         Brokerage Fees. To hold Lender harmless from and against any and all finder’s or brokerage fees and commissions that may be payable in connection with the transactions contemplated by this Agreement.

(c)         Change in Requirements. To pay to Lender from time to time on demand such amounts as Lender may determine to be necessary to compensate Lender for any costs which Lender determines in its sole discretion are attributable to its obligation to extend credit under the Loan in respect of any amount of capital maintained by Lender or any of its affiliates pursuant to any Requirement, guideline or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law) of any court, any governmental Person, whether proposed on the date of this Agreement or enacted, promulgated or issued after the date of this Agreement. Without limiting the foregoing, such compensation shall include an amount equal to any reduction in return on assets or return on equity to a level below that which Lender could have achieved absent its obligation to extend credit under the Loan, but for such Requirement. Lender will notify Borrower as promptly as reasonably practicable after it determines to demand such compensation.

8.19          Indirect Means. Any act which Borrower is prohibited from doing shall not be done indirectly through an Affiliate or by any other indirect means.

8.20          Waiver. No waiver of any Event of Default or breach by Borrower hereunder shall be implied from any delay or omission by Lender to take action on account of such default, and no express waiver shall affect any Event of Default other than specified in the waiver, and it shall be operative only for the time and to the extent therein stated. Waivers of any covenant, term or condition herein must be in writing and shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition or breach of any other covenant, term or condition.

8.21          Venue. Borrower and Lender agree that the state courts of North Carolina sitting in Forsyth County shall be the exclusive venue for any action with respect to any of the Loan Documents (other than the Mortgage), and Borrower, following consultation with counsel of its choice, voluntarily consents thereto and acknowledges that such consent is a material inducement to Lender to enter this Loan Agreement.

[SEPARATE SIGNATURE PAGES FOLLOW]

SEPARATE SIGNATURE PAGE

LOAN AGREEMENT

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement under seal on the date first above written.

BORROWER:

2EM ST ANDREWS RD SC LLC, a California limited liability company (SEAL)

By:	Elevate.Money REIT, I, Inc., sole member

By:	/s/ Harold Hofer
Name	Harold Hofer
Title	Manager

SEPARATE SIGNATURE PAGE

LOAN AGREEMENT

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement under seal on the date first above written.

LENDER:

TRULIANT FEDERAL CREDIT UNION (SEAL)

By:
Name
Title